NON-CLEARING BROKER VERSION

NORTHERN LIGHTS FUND TRUST IV ETFs

AP REPRESENTATIVE CONFIDENTIALITY & UNDERTAKINGS AGREEMENT

This AP Representative Confidentiality Agreement (this "Agreement") is entered into by and among Cantor Fitzgerald & Co. ("AP Representative") and Northern Lights Fund Trust IV (the "Trust"), an open-end management investment company registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of each of its separate series (each, a "Fund" and collectively, the "Funds") which are listed on Exhibit A hereto, as amended by the Trust, from time to time, to reflect newly- launched Funds. Capitalized terms used herein and not otherwise defined have the meaning assigned to them in Section 6 of this Agreement.

WHEREAS, the Trust is registered as an investment company under the 1940 Act and offers shares of the Funds, each constituting individual investment portfolios, that operate as exchange-traded funds pursuant to an exemptive order applicable to the Trust by the SEC (the "ActiveShares®Exemptive Order");

WHEREAS, the ActiveShares®Exemptive Order permits the Funds to operate as actively- managed exchange traded funds that do not provide daily portfolio holdings disclosure;

WHEREAS, in order to permit partial or fully in-kind purchases and redemptions of shares of the Funds, the Trust and each of the Funds agrees to disclose to the AP Representative, on a confidential basis, the applicable Deposit Securities and Redemption Securities required for in- kind creations and redemptions by such Fund on each Business Day, prior to the opening of business on each Business Day;

WHEREAS, the shares of each Fund offered by the Trust (now or in the future) (the "Shares") may be purchased from or redeemed to the Trust by entities (each, a "Participant" and, collectively, "Participants") that have entered into, and pursuant to, an authorized participant agreement (the "Authorized Participant Agreement") with the distributor of each Fund (the "Distributor") at a price based on each Fund's net asset value ("NAV") per Share as calculated by the Fund at the end of the Business Day (subject to applicable Law and the terms of the Fund's prospectus);

WHEREAS, each Participant is required to enter into an agreement with an AP Representative that has been approved by the Trust to serve as agent for the Participant to purchase and deliver Deposit Securities and accept and sell Redemption Securities (a "Confidential Account Agreement") in connection with Purchase Orders and/or Redemption Orders carried out on a partial or fully in-kind basis, and the Trust has approved the AP Representative named above to maintain trading accounts for one or more Participants (the "Confidential Accounts") through which the AP Representative can execute Purchase and/or Redemption Orders for Participants on an in-kind basis or partial in-kind basis without disclosing the composition of the Deposit Securities or Redemption Securities to the Participants; and

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WHEREAS, the AP Representative and the Trust wish to agree upon procedures for the processing of Purchase Orders and/or Redemption Orders, on an in-kind or partial in-kind basis, by the AP Representative for Participants through their Confidential Accounts, including procedures to allow for the submission by a Participant of its restricted list to the AP Representative or an agent identified to the Participant (the "Screening Agent") to compare the securities on such restricted list to the Deposit Basket or Redemption Basket, as applicable, and, in the event of a match, to request the Trust to allow for delivery using cash-in-lieu of the matching security or securities.

NOW THEREFORE, the parties hereto, intending to be legally bound and in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, agree as follows:

1.	CONFIDENTIAL INFORMATION

As used in this Agreement, "Confidential Information" shall mean the identity and weighting of the Deposit Securities and Redemption Securities of each Fund required in connection with an in-kind or partial in-kind Purchase Order or Redemption Order on a given Business Day. Notwithstanding the foregoing, if the identity and weighting of any specific Deposit Security and Redemption Security is disclosed on the Fund's website or is otherwise publicly disclosed in compliance with the ActiveShares Exemptive Order (as would be the case, for example, if a security were subject to a prolonged trading halt), such publicly-disclosed information will not be deemed to be Confidential Information during the period in which such information is disclosed on the Fund's website or otherwise publicly disclosed. Confidential Information does not include information that is publicly disclosed by the Fund or by any other person without breach of a confidentiality agreement with the Fund, provided that the AP Representative knows, or has reason to know that such disclosure is in breach of a confidentiality agreement, such as in annual and semi-annual reports to shareholders, quarterly reports publicly filed with the SEC, or more frequent disclosure that the Fund may make on its website as described in the immediately preceding sentence. Confidential Information does not include information provided by the AP Representative to the Participant: (i) at or about the time of the Purchase Order or Redemption Order regarding the percentage completed or value traded of a Purchase or Redemption Order or regarding the execution, clearing and settlement of a Purchase or Redemption Order (other than the identity and weighting of the Deposit and Redemption Securities); or (ii) after publication by the Trust of its quarterly portfolio holdings information, of the identity and weightings of the Deposit and Redemption Securities included in all Purchase Orders and Redemption Orders carried out during such quarterly period. The Parties agree that the Trust may, at its own expense, during business hours and upon ten (10) business days' advance notice, conduct an on-premises due diligence visit of the AP Representative to examine compliance by the AP Representative and its employees and agents with the confidentiality provisions hereunder. The Trust acknowledges and agrees that its access to the premises and records of the AP Representative will be strictly limited to the extent applicable to this Agreement, and the Trust and its representatives will not be permitted to retain original or copies of any records reviewed during such due diligence. In the event of an incurable or material breach by the AP Representative detected during such due diligence, the Trust may terminate the AP Representative in accordance with the terms of this Agreement.

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2.	REPRESENTATIONS1 WARRANTIES AND UNDERTAKINGS OF THE TRUST

The Trust agrees that it shall use reasonable efforts to provide the Confidential Information to the AP Representative prior to the opening of business on each Business Day. The Confidential Information will be conveyed through a secure file sharing system, that provides encryption and authentication capabilities, or similar means of communication, as mutually agreed from time to time, by the Parties. The AP Representative will not be liable for any breach in security, negligence, mistake, omission or error with respect to any Confidential Information conveyed by the Trust through the secure file sharing system other than breaches to the extent due to erroneous instructions provided by the AP Representative or mistake or negligence in handling the Confidential Information by the AP Representative or its representatives. To the extent it is consistent with the best interests of shareholders, the Trust will also use its commercially reasonable efforts to, or will cause the Distributor to use its commercially reasonable efforts to, accept any Written Request from an AP Representative to substitute cash-in-lieu of any Deposit Security or Redemption Security. The AP Representative shall submit a request to substitute cash- in-lieu of any Deposit Security or Redemption Security: (i) when a Deposit Security or Redemption Security appears on a Participant's restricted list and is identified by the Screening Agent or by the AP Representative's order entry system as being a match; (ii) when directed to do so by the Participant in compliance with the ActiveShares"'Exemptive Order; or (iii) when an AP Representative reasonably determines that it will not be able to purchase the required amount of a Deposit Security or sell the required amount of a Redemption Security on the Purchase Date or Redemption Date, as applicable.

3.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE AP REPRESENTATIVE
a.	The AP Representative is duly registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member in good standing of the Financial Industry Regulatory Authority, Inc. ("FINRA").
b.	The AP Representative is a member in good standing of the National Securities Clearing Corporation ("NSCC").
c.	The AP Representative, to the best of its knowledge, is not an Affiliated Person of any Participant for which it acts as agent in connection with Purchase Orders and/or Redemption Orders.
d.	The AP Representative agrees not disclose the Confidential Information to any of its Affiliated Persons or agents except as necessary to carry out its duties under a Confidential Account Agreement or to any Participant, any Affiliated Person or agent of the Participant, or any other person except as required to carry out its obligations pursuant to this Agreement, or by applicable Law or pursuant to a request or demand from a governmental authority of competent jurisdiction.
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e.	The AP Representative will not use the Confidential Information for any purpose other than executing, clearing and settling Purchase Orders and Redemption Orders with a Fund on behalf of a Participant.
f.	The AP Representative undertakes to confirm as reasonably requested by the Trust, not less frequently than annually, that it has not used and will not use the Confidential Information for any purpose other than executing, clearing or settling Purchase and Redemption Orders with a Fund on behalf of a Participant.
g.	The AP Representative undertakes to ensure that its representatives who are involved in effecting, clearing or settling transactions in a Participant's Confidential Account do not share Confidential Information with other personnel of the AP Representative or its Affiliated Persons, other than on a need-to-know basis, or with any third party (except as required to carry out its obligations pursuant to this Agreement, or by applicable Law or pursuant to a request from a governmental authority of competent jurisdiction).
h.	The AP Representative undertakes to separate on its books and records the assets held in the AP's Confidential Account from the proprietary trading accounts of the AP Representative and from the trading accounts of other customers of the AP Representative.
1.	The AP Representative shall purchase Deposit Securities for the Confidential Account and sell Redemption Securities for the Confidential Account in accordance with instructions by the Participant, but the AP Representative shall not have any right to vote such Deposit Securities or Redemption Securities or to use such Deposit Securities or Redemption Securities for any purposes other than to execute, clear and settle a Purchase Order or Redemption Order for the Participant. The AP Representative shall not communicate with the Participant in connection with execution of a Purchase Order or Redemption Order, other than to review the execution instructions provided by the Participant.

J.	The AP Representative undertakes to maintain records with respect to the Participant's Confidential Account in accordance with applicable Law.

k	The AP Representative has established and will maintain and enforce written policies and procedures reasonably designed to ensure, in connection with each Purchase Order effected through a Participant's Confidential Account, that: (i) the Balancing Amount and the Cash Creation Amount will be delivered to the Participant's Confidential Account, on or prior to the settlement date for the purchase of the Deposit Securities; (ii) Deposit Securities will be purchased for an AP solely in the secondary market and not in a firm commitment underwriting; (iii) Deposit Securities will be purchased for the Participant by the AP Representative on the date on which the Purchase Order is accepted by the Distributor, in accordance with the Participant's standing instructions, and will be delivered to the applicable Fund issuing the creation unit, together with the Balancing Amount, on

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or prior to the settlement date for such Purchase Order, in exchange for the creation unit purchased by the Participant; and (iv) any difficulties with respect to the delivery of the Balancing Amount or Deposit Securities that arise after an Order has been placed will be promptly communicated to the Distributor.

1. The AP Representative has established and will maintain and enforce written policies and procedures reasonably designed to ensure, in connection with each Redemption Order effected through a Participant's Confidential Account, that: (i) the creation unit tendered for redemption by the Participant, together with the Balancing Amount, will be delivered to the Participant's Confidential Account on or prior to the settlement date for the Redemption Order for delivery to the applicable Fund; (ii) the creation unit, together with the Balancing Amount, will be tendered to the applicable Fund on or before the settlement date for the Redemption Order, in exchange for the Redemption Securities; and (iii) the Redemption Securities will be sold for the Participant by the AP Representative through the Confidential Account in compliance with the ActiveShareslllExemptive Order and in accordance with the Participant's standing instructions. Notwithstanding the above, the AP Representative makes no representation or warranty that the Participant, with respect to any Redemption Order placed for the purpose of redeeming any creation unit, owns (within the meaning of Rule 200 of Regulation SHO) the requisite number of Shares, or will have reasonable grounds to believe that the requisite number of Shares can be borrowed (as contemplated by Rule 203(b)(1) of Regulation SHO).

m.	The AP Representative represents and warrants that it has established and will maintain and enforce (i) appropriate procedures necessary to protect the dissemination of the Confidential Information to their Affiliated Persons or agents,

(ii) reasonable cyber security and data protection procedures designed to prevent unauthorized access of data, including the Confidential Information, to third parties or unauthorized persons, and (iii) adequate insider trading policies and procedures designed to prevent the misuse of material, nonpublic information by the AP Representative or any of its employees. Further, the AP Representative undertakes to confirm upon reasonable request, not less than annually, the representations provided in this Section 3(m).

n.	If the AP Representative at any time becomes aware that the Confidential Information has been disclosed to an unauthorized person, the AP Representative will promptly notify the Trust of such disclosure, including the specific Confidential Information, if known, that has been disclosed and the extent of the disclosure. Such notification shall be given by telephone, by email or by certified mail and shall not be deemed to be complete until a representative of the Trust and of the Distributor have notified the AP Representative in writing (which may be by email) that notification has been received.
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o.	The AP Representative: (i) is a DTC Participant, (ii) is a member of NSCC, (iii) has the ability to transact through the CNS Clearing Process, and (iv) has the ability to transact outside the CNS Clearing Process through such processes designated by a Fund.
4.	PROCEDURES FOR AP REPRESENTATIVE TO PROCESS PURCHASE ORDERS AND REDEMPTION ORDERS FOR PARTICIPANTS

a.		Procedures for Purchase Orders:
	1.	Prior to purchasing Deposit Securities for a Participant through the
Participant's Confidential Account, the AP Representative may request that the Distributor confirm: (i) that the Participant's Purchase Order was duly accepted (including through a notice from the Distributor addressed to the AP Representative through the order entry system or by electronic message or email); (ii) the settlement date for the Purchase Order; and (iii) that the Fund to which the Purchase Order relates has not suspended creations.
	11.	In order to request a partial in-kind Purchase Order due to ownership or other restrictions of the Participant (as described below) or a reasonable belief by the AP Representative that it will be unable to purchase certain of the Deposit Securities in the required amount on the Purchase Date, the AP Representative, after checking with the Screening Agent for matches between the Participant's restricted list submitted to the Screening Agent and the Deposit Basket or learning from the AP Representative's own execution desk that certain Deposit Securities are not able to be purchased on such day in the amount required by the Deposit Basket, must submit a Written Request to the Trust, no later than 3:00 p.m. New York Time on a Purchase Date, identifying each Deposit Security for which the Confidential Account wishes to deliver cash-in-lieu of the Deposit Security. To the extent the request is consistent with the best interests of Fund shareholders, the Trust will use its commercially reasonable efforts to, or will cause the Distributor to use its commercially reasonable efforts to, accommodate such request. If the Trust or the Distributor cannot accommodate the request, then the Participant, through the AP Representative must withdraw the Purchase Order or, if authorized by the Trust, submit an all-cash Purchase Order. Submission of a Written Request for cash-in-lieu of one or more Deposit Securities shall not be discretionary by the AP Representative: (i) upon finding of a match by the AP Representative (if the AP Representative agrees to conduct such screening) or Screening Agent between one or more Deposit Securities and securities on the Participant's restricted list; (ii) when so requested by a Participant due to a regulatory or policy restriction applicable to the Participant; or (iii) when the AP Representative reasonably

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determines that it will not be able to purchase the required amount of a Deposit Security.

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The AP Representative undertakes to use appropriate trading practices, suchas breaking a purchase transaction for Deposit Securities into multiple transactions or transacting in multiple marketplaces, to avoid revealing the identity and weighting of the Deposit Securities and, at the same time, to effect such transactions in a manner that is consistent with instructions provided by the Participant.

	1v.	In the event that an AP Representative does not believe that it is reasonably able to comply with the instructions provided by a Participant, it must require the Participant to provide alternative instructions and, unless the Participant and AP Representative have agreed otherwise, it must wait to receive such instructions prior to proceeding with execution of the Purchase Order for the Participant.
b.		Procedures for Redemption Orders:

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Prior to selling Redemption Securities for a Participant through the Participant's Confidential Account, the AP Representative may request that the Distributor confirm: (i) that the Participant's Redemption Order was duly accepted (including through a notice from the Distributor addressed to the AP Representative through the order entry system or by electronic message or email); (ii) the settlement date for the Redemption Order; and

(iii) that the Fund to which the Redemption Order relates has not suspended redemptions.

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In order to request a partial in-kind Redemption Order due to ownership (or other) restrictions of the Participant or a reasonable belief by the AP Representative that it will be unable to sell certain of the Redemption Securities in the required amount on the Redemption Date, the AP

Representative must submit a Written Request to the Trust, no later than 3:00 p.m. New York Time on a Redemption Date, identifying each Redemption Security for which the Confidential Account wishes to deliver cash-in-lieu of the Redemption Security. To the extent the request is consistent with the best interests of Fund shareholders, the Trust will use its commercially reasonable efforts to, or will cause the Distributor to use its commercially reasonable efforts to, accommodate such request. If the Trust or the Distributor cannot accommodate the request, then the Trust will honor the Redemption Order on the same basis as it does all Orders from all other authorized participants (i.e., without cash-in-lieu of a Redemption Security) and the Participant , through the AP Representative must withdraw the Redemption Order or, if authorized by the Trust, submit an

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all-cash Redemption Order. Submission of a Written Request for cash-in- lieu of one or more Redemption Securities shall not be discretionary by the AP Representative: (i) upon finding of a match by the AP Representative (if the AP Representative agrees to conduct such screening) or Screening Agent between one or more Redemption Securities and securities on the Participant's restricted list; (ii) when so requested by a Participant due to a regulatory or policy restriction applicable to the Participant; or (iii) when the AP Representative reasonably determines that it will not be able to sell the required amount of a one or more of the Redemption Securities.

m.	The AP Representative undertakes to use appropriate trading practices, such as breaking a sale transaction of the Redemption Securities into multiple transactions and transacting in multiple marketplaces, to avoid revealing the identity and weighting of the Redemption Securities and, at the same time, to effect such transactions in a manner that is consistent with instructions provided by the Participant.
1v.	To the extent that settlement of the sale of Redemption Securities does not occur on the scheduled settlement date (which scheduled date may be earlier or later than T+2 if agreed between the AP Representative and the Distributor), the AP Representative will close-out any fail-to-deliver position in accordance with Regulation SHO on the Participant's behalf. The AP Representative does not assume any liability for a fail to deliver under Rule 204 of Regulation SHO.

5.	INDEMNIFICATIONi LIMITATION OF LIABILITY

This Section shall survive the termination of this Agreement.

a.	The AP Representative (the "APR Indemnifying Party") hereby agrees to indemnify and hold harmless the Trust, its investment adviser, any director or officer of its investment adviser, any officer of the Trust, and each Fund board director or trustee and their respective employees and agents (each a "Trust Indemnified Party") from and against any loss, liability, cost and expense (including reasonable attorneys' fees, collectively "Losses") incurred by such Trust Indemnified Party as a result of third party actions alleging: (i) any material breach by the APR Indemnifying Party of any provision of this Agreement applicable to it; (ii) any failure on the part of the APR Indemnifying Party to perform any of its obligations set forth in this Agreement; (iii) any failure by the APR Indemnifying Party to comply with applicable Law with respect to performance of its obligations hereunder; (iv) any representation or warranty by such APR Indemnifying Party in this Agreement that is materially inaccurate or incomplete; and (v) actions of such Trust Indemnified Party in good faith reliance upon any notice or instructions provided by the APR Indemnifying Party and reasonably believed by such Trust
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Indemnified Party to be genuine and authorized under the terms of this Agreement. The foregoing shall not apply to any Losses incurred by such Trust Indemnified Party arising out of any Trust Indemnified Party's fraud, bad faith, willful misconduct, gross negligence or reckless disregard of its duties hereunder.

b.	The Trust (the "Trust Indemnifying Party") hereby agrees to indemnify and hold harmless the AP Representative and its directors, officers, employees and agents (each an "APR Indemnified Party") from and against any loss, liability, cost and expense (including reasonable attorneys' fees, collectively "Losses") incurred by such APR Indemnified Party as a result of third party actions alleging: (i) any material breach by the Trust Indemnifying Party of any provision of this Agreement applicable to it; (ii) any failure on the part of the Trust Indemnifying Party to perform any of its obligations set forth in this Agreement; (iii) any failure by the Trust Indemnifying Party to comply with applicable Law with respect to performance of its obligations hereunder; (iv) any representation or warranty by such Trust Indemnifying Party in this Agreement that is materially inaccurate or incomplete; and (v) actions of such APR Indemnified Party in good faith reliance upon any notice or instructions provided by the Trust Indemnifying Party and reasonably believed by such APR Indemnified Party to be genuine and authorized under the terms of this Agreement. The foregoing shall not apply to any Losses incurred by such APR Indemnified Party arising out of any APR Indemnified Party's fraud, bad faith, willful misconduct, gross negligence or reckless disregard of its duties hereunder.
c.	The AP Representative will not be liable for, and shall be indemnified and held harmless by the Trust from and against all direct damages incurred by AP Representative for any errors in transmissions occurring between the Trust, its Distributor or any other service provider to the Trust and NSCC or DTC caused by the gross negligence, willful misconduct or fraud of the Trust, its Distributor or any other service provider to the Trust.
d.	The Indemnifying Party undertakes to perform such duties as are expressly applicable to it hereunder, and no implied covenants or obligations shall be read into this Agreement.
e.	The APR Indemnified Parties and the Trust Indemnified Parties that are not named Parties to this Agreement shall be third party beneficiaries of this Agreement and shall be entitled to claim their indemnification rights against the Trust Indemnifying Party and the APR Indemnifying Party, respectively.
f.	In no event shall any Party be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if such Parties have been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall any Party be liable for the acts or omissions of the CNS Clearing Process, DTC, NSCC, or any securities depository, clearing corporation, exchange or communications service.
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6.	DEFINITIONS

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The capitalized terms that are not defined elsewhere in the Agreement are defined as follows. The terms defined below shall include the plural or singular thereof as the context may reqmre.

a.	"Affiliated Person" shall have the meaning given to it by Section 2(a)(3) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order applicable to the Trust or its investment adviser.
b.	"APR Indemnified Party" shall have the meaning set forth in Section 5(b).
c.	"APR Indemnifying Party" shall have the meaning set forth in Section 5(a).
d.	"Authorized Person" means a person that is authorized to give instructions relating to any activity contemplated by this Agreement or any other notice, request or instruction on behalf of the Participant.
e.	"Balancing Amount" shall mean the estimated additional cash amount needed to cover transaction fees, fractional shares and other specified costs payable to the Fund to purchase the Deposit Securities underlying a single creation unit of the Fund or to transfer or sell Redemption Securities underlying a single creation unit of the Fund.
f.	"Business Day" shall mean each day on which the New York Stock Exchange is open for regular trading.
g.	"Cash Creation Amount" shall mean the estimated amount of cash required by an Participant to purchase the Deposit Securities underlying a single creation unit of the Fund.
h.	"CNS Clearing Process" means the applicable clearing process specified for any Fund, including but not limited to those effected through the facilities of DIC, the Federal Reserve System, the Continuous Net Settlement clearing processes of NSCC, Euroclear, the Custodian, local sub-custodians and/or any subset or combination thereof.
1.	"Creation Date" means the date on which a Purchase Order is submitted by a Participant and accepted by the applicable Fund, including through the Distributor.

J.          "Deposit Basket" means the Deposit Securities and Balancing Amount required to purchase a creation unit of a Fund on a Creation Date.

k.	"Deposit Securities" means a designated portfolio of securities for an in-kind deposit, as determined from time to time in the sole discretion of the applicable Fund, in accordance with the terms of its prospectus, and the identities of which will be disclosed daily by the Fund to the AP Representative on a confidential basis and which the AP Representative will not disclose to any Participant.
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1.	"Distributor" means the principal underwriter for a Fund, as named in the Fund's prospectus.
m.	"DTC" means The Depository Trust Company.
n.	"DTC Participant" means a person that is eligible and authorized to participate in the DTC direct registration system.
o.	"FINRA" means the U.S. Financial Industry Regulatory Authority, Inc.
p.	"Law" means any rule, regulation, statute, order, ordinance, guideline, pronouncement, code or other legally enforceable requirement, including common law, state and federal laws or securities laws and laws of foreign jurisdictions, guidance of the Staff of the SEC or FINRA and, with respect to a Party, the rules and regulations of any self-regulatory organization of which such Party or, to the extent relevant to the performance of a Party's obligations under this Agreement, such Party's Affiliated Person, is a member, or securities market on which shares of a Fund are listed.
q.	"NSCC" means the National Securities Clearing Corporation.
r.	"Party" means the AP Representative and the Trust.
s.	"Purchase Order" means an irrevocable order to purchase Shares by a Participant.
t.	"Redemption Basket" means the Redemption Securities and Balancing Amount required to purchase a creation unit of a Fund on a Redemption Date.
u.	"Redemption Date" means the date on which a Redemption Order is submitted by a Participant and accepted by the applicable Fund, including through the Distributor.
v.	"Redemption Order" means a request to redeem shares by a Participant.
w.	"Redemption Securities" means a designated portfolio of securities for an in-kind redemption, as determined from time to time in the sole discretion of the applicable Fund, and the identities of which will be disclosed daily by the applicable Fund to the AP Representative on a confidential basis and which the AP Representative will not disclose to any Participant.
x.	"Screening Agent" shall have the meaning set forth in the preamble hereto.
y.	"SEC" means the U.S. Securities and Exchange Commission.
z.	"Trust Indemnified Party" has the meaning set forth in Section 5(a).
aa.	"Trust Indemnifying Party" has the meaning set forth in Section 5(b).
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bb.	"Written Request" means a written communication delivered through a secure file sharing system, SWIFT or other electronic messaging or email with confirmed delivery status notification or other written form, as agreed between the Distributor and the AP Representative.
7.	TERMINATION.1 AMENDMENT AND ASSIGNMENT

The appointment of the AP Representative, with respect to any particular Participant, is subject to the prior written consent, evidenced by this Agreement, of the Trust. That consent may be revoked, and this Agreement terminated, immediately upon prior written notice to the AP Representative and the Participants who have engaged such AP Representative by the Trust.

In addition, this Agreement may be terminated at any time by the AP Representative upon sixty (60) days' prior written notice to the Trust and may be terminated earlier by either Party at any time in the event of a breach by the other Party of any provision of this Agreement. Provided, however, that if the AP Representative is the only entity acting as an AP Representative for Participants with respect to any Fund, the AP Representative shall continue in its capacity in respect to partial and full in-kind Purchase Orders and Redemption Orders to the Fund, and remain a Party to this Agreement, until such time as the Trust has consented to the appointment of: (i) another authorized participant representative that is a member of NSCC and is a DTC Participant or (ii) another authorized participant representative and clearing broker that is a member of NSCC and is a DTC Participant, as evidenced by a separate AP Representative Confidentiality and Undertaking Agreement between the Trust and such replacement authorized participant representative and clearing broker, if applicable. This Agreement may not be assigned by any Party, except in connection with the sale of all or substantially all of such Party's business to another person.

This Agreement supersedes any prior such agreement of the same subject matter between the Parties. This Agreement may not be amended except by a writing signed by the Parties. This Agreement is subject to the terms and conditions of the exemptive and regulatory relief provided to the Trust by the SEC, including without limitation the ActiveShares!)Exemptive Order.

8.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK CITY AND THE APPELLATE COURTS THEREFROM OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

9.	COUNTERP ARTS1SEVERANCE

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supranational body or authority or regulatory or self-regulatory organization to be invalid,

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illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement so long as this Agreement, as so modified, continues to express, without material change, the original intentions of the Parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits, obligations or expectations of the Parties to this Agreement.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year written below.

DATED: January 7, 2022

By: CANTOR FITZGERALD & CO.

/s/ Pascal Bandelier

Name:-Pascal Bandelier

Title: Global Head of Equities

By: NORTHERN LIGHTS FUND TRUST IV

/s/ Wendy Wang

Name: Wendy Wang

Title: President

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EXHIBIT A

Names of Funds

FMC Excelsior Focus Equity ETF